Exhibit (k)(2)(ii)

AMENDMENT ONE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of September 30, 2022:

Term	Means
“Existing Agreement”	The Services Agreement among SS&C, Fund and Investment Manager dated June 30, 2022

“SS&C” “Service Provider”	SS&C Technologies, Inc. DST Asset Manager Solutions, Inc. ALPS Fund Services, Inc.

“Fund”	Carlyle AlpInvest Private Markets Fund

“Investment Manager”	AlpInvest Private Equity Investment Management, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

SS&C Technologies, Inc. DST Asset Manager Solutions, Inc. ALPS Fund Services, Inc.	Carlyle AlpInvest Private Markets Fund

By:	By:
Name:	Name:
Title:	Title:

AlpInvest Private Equity Investment Management, LLC

By:
Name:
Title:

Schedule A to this Amendment

Amendments

Effective as of September 30, 2022, the Existing Agreement is amended as follows:

1.	Each and every reference to

“Carlyle AlpInvest Private Equity Opportunities Fund”

shall be changed, mutatis mutandis, respectively to

“Carlyle AlpInvest Private Markets Fund.”

2.	Schedule A Services is deleted in its entirety and replaced with Schedule A attached hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Schedule A

Services

A.	General

1.	As used in this Schedule A, the following terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(iv)

“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(v)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(vi)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vii)

“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(viii)	“IRA” shall mean Individual Retirement Account;

(ix)	“NAV” means net asset value.

(x)

“Procedures” shall collectively mean SS&C DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiii)	“TA2000 System” shall mean SS&C DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)

Fund, Investment Manager and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Investment Manager informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by Fund or Investment Manager under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)

SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.

Notwithstanding anything in this Agreement to the contrary, SS&C ALPS is responsible for providing the Services listed under Section D “Registered Fund Accounting and Administration” and SS&C DST is responsible for providing the Services listed under Section E “Shareholder Recordkeeping, Transfer Agency and Investor Relations,” while SS&C Tech is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Investment Manager of the duties and obligations listed.

B.	Private Equity Portfolio Accounting and Administration

1.	Set-up and onboarding:

(i)	Review Fund Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Create and populate in SS&C’s systems applicable entities and charts of accounts.

(iii)	Develop reporting templates and management reporting as agreed in writing between SS&C and Investment Manager (additional fees apply for custom reporting).

2.	Underlying fund investment data and document management:

(i)	Maintain and monitor SS&C email inbox to receive notices and capital account statements from underlying funds; monitor and retrieve documents from underlying funds’ web portals.

(ii)	Actively track document receipt dates and proactively follow up on past-due documents.

(iii)	Track static data: commitment amount, vintage year, strategy, asset class, region, etc.

(iv)	Track dynamic data: commitment history, unfunded balance and cost basis, etc.

(v)	Track other user defined fields as required, and as agreed in writing between SS&C, Fund and Investment Manager.

(vi)	Manage and store investment related documents in SS&C’s web portal; provide secure, searchable, self-service access to Investment Manager.

3.	Underlying fund investment transaction processing:

(i)

Record and reconcile (i) capital contributions to, (ii) distributions from, and (iii) remaining commitments to underlying fund investments, in keeping with the classifications provided by the respective notices, and in keeping with the accounting policies of Fund.

(ii)	For stock distributions, track distributed value, reconcile to securities delivered in-kind to brokerage account, and record and reconcile settlements/sales.

(iii)

Fund and/or Investment Manager shall provide SS&C with transaction activity, accounting attributes and valuations for Fund investments, on a monthly basis. Timing and data elements shall be determined, as agreed in writing between the Parties.

(iv)	Perform adjustments to market value (for stale valuations), as agreed in writing, between SS&C, Fund and Investment Manager and in keeping with Fund’s valuation policies.

4.

After each capital call and distribution, SS&C shall monitor and reconcile the applicable Fund’s bank/custodial account on an agreed upon basis and verify that cash has moved appropriately. SS&C shall escalate any unresolved issues to the appropriate point of escalation.

5.	Private Equity Portfolio Performance Reporting and Analytics

(i)	Provide standard performance and management reports, including (i) IRR calculations and investment multiples and (ii) performance reporting using various data elements, as agreed in writing.

C.	GoWire

1.

Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s Web Portal for Fund wire authorization. Investment Manager must approve all wires in the system and through a call back to Investment Manager from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2.

Assist in processing payments from Fund bank accounts for the purposes of paying Fund expenses and, only with respect to Fund for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases based upon instructions from Investment Manager.

3.	Provide Fund and Investment Manager online access to GoWire to approve payees, payment instructions and retrieve other applicable information.

4.

Fund and Investment Manager are responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Investment Manager (“Fund and Investment Manager Access Credentials”). Investment Manager shall notify SS&C immediately in writing in the event that any Fund and Investment Manager Access Credentials are lost, stolen, or improperly disclosed to a third party or the security of any Fund and Investment Manager Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Fund and Investment Manager Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of Fund.

D.	Registered Fund Accounting and Administration (these Services are applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles).

The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Accounting

(i)	Calculate monthly NAVs as required by Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Calculate monthly SEC standardized total return performance figures

(viii)	Coordinate reporting to outside agencies including Morningstar, etc

(ix)	Prepare and file Form N-PORT

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2 with the SEC

(iv)	Host annual audits

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and E&O insurance

Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

•	Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

(i)	Coordinate the preparation and filing of quarterly repurchase offers

•	Preparation of Repurchase Offer Notices (“Notices”) and circulation of notices to client, fund counsel, internal personnel and Transfer Agent (including drafts)

(ii)	Coordinate annual updates to prospectus and statement of additional information

(iii)	Coordinate standard layout and printing of a Prospectus

(iv)	Prepare and print quarterly tender/repurchase offer

(v)	Coordinate filing of Forms N-CSR, N-PX and N-23c-3

(vi)	Coordinate EDGARization and filing of SEC documents

(vii)	Prepare, compile and distribute quarterly board meeting materials

(viii)	Participate in quarterly board meetings telephonically and prepare initial drafts of quarterly meeting minutes

Compliance Administration

(i)	Perform monthly prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

Notes and Terms to SS&C ALPS Services

1.

SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Investment Manager, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and the Investment Manager. SS&C ALPS will report violations, if any, to the Investment Manager and Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.

SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. The Investment Manager agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund or its Investment Manager of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Investment Manager (or any other Party) as applicable, with respect to Portfolio Compliance.

4.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Investment Manager, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Partiers or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is solely responsible for validating the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Investment Manager, Fund’s custodian or other Fund service provider.

5.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

E.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C DST utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C DST supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C DST,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)

Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(b)	copies of shareholder statements, and

(c)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund or Investment Manager;

(x)	maintain those records necessary to carry out SS&C DST’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C DST’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C DST, to ensure accuracy. SS&C DST is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C DST Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix)

in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with

Fund. If Fund elects to have SS&C DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix I” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx)

as mutually agreed upon by the Parties as to the service scope and fees, SS&C DST shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix II” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)

upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C DST may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the services set forth in Section D.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C DST is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C DST’s cost of performing the services required hereunder at the current level of service, SS&C DST shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs.

4.

Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C DST and/or for Fund. As part of such support, Fund acknowledges that such SS&C Affiliates may access Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.

Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C DST provided that the requirements of the new funds are generally consistent with services then being provided by SS&C DST under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C DST. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C DST’s then-standard pricing schedule.

6.

The parties agree that to the extent that SS&C DST provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the services that are to be provided by SS&C DST under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C DST of Fund in this regard.

7.

Fund instructs and authorizes SS&C DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C DST will act as service provider to the custodian for such IRAs. Fund agrees that SS&C DST can perform the following functions, among others, with respect to the IRAs:

(a)	Security-holder recordkeeping;

(b)	account servicing (including returning security-holders’ initial principal investment if requested pursuant to the seven-day right of revocation as allowed per statutory regulations);

(c)	receipt of security-holder monies within Fund universal bank account;

(d)	movement of security-holder money to either Fund or custodian cash positions;

(e)	payment, dividend disbursement and bank account reconciliation;

(f)

preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRAs and withholding and submitting all taxes relating to such accounts;

(g)	providing all security-holder notices and other information which the custodian provides with regard to the IRAs under applicable federal and state laws;

(h)

providing reasonable assistance to Fund to complete a block transfer of the security- holders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the security-holders (subject to recompense of SS&C DST for such assistance at its standard rates and fees for personnel then in effect at that time);

(i)	solicitation and processing of security-holder paid custodial fees; and

(j)	processing of annual custodian maintenance fees from cash or reinvested distributions.

8.

If applicable, SS&C DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by Fund.

10.

If applicable, Fund will furnish SS&C DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C DST. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C DST shall file Form X-17F-1A as required by applicable federal securities laws.

11.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C DST to be duly authorized. SS&C DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

12.	Changes and Modifications.

(i)

SS&C DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C DST provides Fund with revised operating procedures and controls.

(ii)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C DST. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C DST Confidential Information and SS&C DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C DST and (ii) Fund hereby grants SS&C DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

13.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C DST written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)

Fund will notify SS&C DST of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C DST under the Agreement.

(iv)

If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C DST.

(v)

Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C DST with a minimum of 12 months’ notice before the accounts are deconverted from SS&C DST, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

14.	Compliance.

(i)

SS&C DST shall perform the services under this Schedule A in conformance with SS&C DST’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C DST has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

15.	Bank Accounts.

(i)

SS&C DST, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C DST shall deposit funds SS&C DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement. SS&C DST, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)

SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

16.

Records. SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C DST and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

(ii)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)

Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.

Disposition of Books, Records and Canceled Certificates. SS&C DST may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

F.	Blue Sky (applicable to registered Fund only)

1.	Investment Manager Responsibilities. In connection with the provision of the Services by SS&C Tech, Investment Manager shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C Tech;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)

Provide written instructions in SS&C Tech’s standard format to implement systematic exemptions and exclusions from reporting where practicable on Fund’s Transfer Agent system or the SS&C Tech Blue Sky software system;

(v)

Provide written instructions to SS&C Tech to remove current permit period sales from SS&C Tech’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)

Facilitate the issuance of a limited power of attorney in favor of SS&C Tech in the form set forth in Appendix I to Schedule A to this Agreement in order that SS&C Tech may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Fund;

(vii)

To the extent Investment Manager is notified by an intermediary of new sales data feeds, notify SS&C Tech in writing of any changes to or additions of Blue Sky sales data feeds and work with SS&C Tech to facilitate the necessary updates;

(viii)	Serve as liaison with the Fund to facilitate the transmission of wire transfers for payment by the Fund for invoiced state fees as needed; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C Tech that a direct broker Blue Sky sales feed is available for activation.

2.

SS&C Tech Responsibilities. Upon request and with at least 60 days’ prior written notice by Investment Manager, with respect to a particular Fund, SS&C DST will provide Investment Manager with Blue Sky services, which will include the following:

(i)

File Initial Notice Filings, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(ii)

File the Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(iii)	File the Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C Tech;

(v)	At the direction of Investment Manager, make payments, at the expense of the Fund, of Notice Filing fees;

(vi)	File the Prospectuses and Statements of Additional Information and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

(vii)	File annual reports to the extent required by the applicable laws of the states and territories;

(viii)

File all necessary notices to permit the Fund (or class of the Fund, as applicable) that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

(ix)

File all correspondence and related documentation so as to provide notice of the Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

(x)

Advise Investment Manager prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

(xi)	Provide Investment Manager information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

(xii)

Include in sales report filings, all sales reported to SS&C Tech via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky vendor, or (b) confirmed in writing by Investment Manager to be activated, less any exempt sales that the Fund has directed SS&C Tech in writing to remove prior to such filing.

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xiv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv)	Conduct annual due diligence reviews;

(xvi)

In the event that SS&C Tech becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C Tech shall report such information to Investment Manager and Investment Manager shall instruct SS&C Tech with respect to the corrective action to be taken;

(xvii)

File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

(xviii)	Perform such additional services as SS&C Tech and Investment Manager may agree upon in writing and added to this Agreement by amendment.

G.	Report Modernization Terms and Conditions

1.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Report Mod Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)

In connection with completion of the Report Mod Data Services, Market Data may be supplied to Fund through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any Person other than an employee of an Affiliate or Investment Manager who is authorized by Fund and does provide services to the Fund related to the Services provided under this Agreement or to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)

Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)

No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)

Notwithstanding anything in this Agreement to the contrary, no Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all applicable Data Suppliers against, and hold such Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any Data Provider suffer, incur, or pay as a result of any Third Party Claim (to the extent such Claim makes allegations against Fund) or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom. For the avoidance of doubt, Fund shall not indemnify any Data Supplier or hold any Data Supplier harmless from any Losses suffered, incurred or paid as a result of any Third Party Claim to the extent such Third Party Claim makes allegations against any SS&C Associate or any of its affiliates.

(v)

Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)

FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

H.	AML

1.

SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

2.

Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.

With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

I.	Loan Servicing

1.	Bank Loan Processing:

(i)	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

(ii)	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

(iii)	Process loan restructurings, maturity amendments and extensions and bankruptcy reorganizations with respect to loan transactions, in consultation with the Investment Manager.

(iv)	Provide payment information to the Investment Manager for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

(v)	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank.

(vi)	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Investment Manager.

(vii)	Store agent bank notices received with respect to loan positions and make available to Fund in a format as agreed in writing with Investment Manager.

2.	Bank Loan Closing:

(i)	Confirm trade bookings against trade tickets and supporting documentation received.

(ii)	Chase counterparties, where necessary, to obtain trade confirmation documentation, escalating any issues or discrepancies to the Investment Manager.

(iii)	Review the accuracy of transfer documentation received against trade bookings and trade confirmations, escalating any unresolved issues or discrepancies to the Investment Manager.

(iv)	Circulate transfer documentation to the Investment Manager for signature and forward signed transfer documentation onto counterparties.

(v)	Confirm pricing calculations on pricing letters, and attempt to resolve any discrepancies with the counterparty before sending to the Investment Manager for execution.

(vi)	Confirm the effective date of loan trades with the Investment Manager and co-ordinate the closing of loan trades with counterparties and agents.

(vii)	Track trade lifecycle events and update trade positions, where necessary.

(viii)	Provide payment information to the Investment Manager for review through SS&C’s GoWire (or similar) application with respect to trade proceeds and fee payments.

(ix)	Provide weekly updates of all unsettled bank debt trades via a report to the Investment Manager.

J.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If SS&C allows Fund, Investment Manager, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Investment Manager will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s portal.